News Release

Brooke Corporation Updates Management Initiatives, Investment and Non Investment Activities
and Initiatives to Increase Share Price

OVERLAND PARK, Kan., July 21, 2008 – Brooke Corporation (Nasdaq: BXXX), (the “Company”) announced today that, on July 15, 2008, it received a letter from the staff of The Nasdaq Stock Market (“Staff”) requiring that the Company take steps to increase its per share price. The Nasdaq Stock Market requires that each listed company maintain a minimum $1.00 per share price as measured by the bid and closing price over a specified period of time. The letter does not result in a delisting of Brooke Corporation shares, and Nasdaq rules allow the Company until January 12, 2009 to accomplish the per share price increase. Brooke Corporation expects to comply by that date or any applicable extension thereof.

“Management is optimistic that Brooke Corporation will be able to address the points contained in the Nasdaq letter,” stated Chairman, Robert Orr. “We believe the Company’s stock price can and will be returned to a level that complies with Nasdaq Stock Market rules. The Company and its main operating subsidiaries, including Brooke Capital Corporation (Amex: BCP) and Aleritas Capital Corp. (formerly Brooke Credit Corporation; OTC Bulletin Board: BRCR), have made substantial expense reductions and other strategic changes. The company is focused on generating additional revenues from our asset base while also considering all strategic options regarding these assets.”

If the bid price for the Company’s common stock closes at $1.00 per share or more for 10 consecutive business days within the period provided, the Company will have achieved compliance. The Company intends to monitor the bid price for its common stock and consider options available to the Company to achieve compliance with Nasdaq listing standards.

About Brooke Corporation ... Brooke Corporation is listed on the NASDAQ Global Market under the symbol “BXXX”. Brooke Corporation owns 100 percent of Brooke Savings Bank, a banker agent thrift institution, 81 percent of Brooke Capital Corporation (Amex: BCP), an insurance company and insurance agency, and 62 percent of Aleritas Capital Corp. (formerly Brooke Credit Corporation; OTC Bulletin Board: BRCR), a finance company specializing in insurance lending.

Investor Relations Contact ... Linda Rothemund, Market Street Partners, linda@marketstreetpartners.com or (415) 445-3236.

E-mail Distribution ... To receive electronic press alerts, visit the Brooke Corporation media room at http://brookecorp.mediaroom.com and subscribe to our E-mail alerts online through the Get the News link.

This press release contains forward-looking statements. All forward-looking statements involve risks and uncertainties, and several factors could cause actual results to differ materially from those in the forward-looking statements. The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: the uncertainty that the company will be able achieve the minimum per share price indicated in the Nasdaq notification letter within the time period provided;; changes in the law and in economic, political and regulatory environments; and risks and factors described from time to time in reports and registration statements filed by Brooke Corporation with the Securities and Exchange Commission. A more complete description of Brooke’s business is provided in Brooke Corporation’s most recent annual, quarterly and current reports, which are available from Brooke Corporation without charge or at http://www.sec.gov.